Exhibit 99.1
Globe Specialty Metals Announces Second Quarter Fiscal 2010 Results
NEW YORK, Feb. 11, 2010 (GLOBE NEWSWIRE) — Globe Specialty Metals, Inc. (Nasdaq:GSM) (the “Company”) today announces results for the quarter and six months ended December 31, 2009. Key points are as follows:
•	Net sales for the second quarter ended December 31, 2009 were up 3%, to $108.3 million, and shipments increased 11% to 44,508 MT, from our first quarter ended September 30, 2009.

•	Net income attributable to GSM for the second quarter was $18.5 million, compared to $8.4 million in our first quarter. Diluted earnings per share were $0.25 in the quarter, compared to $0.12 per share in our first quarter.

•	Increased silicon metal demand led us to reopen our Niagara Falls, NY and Selma, AL plants. Niagara Falls had been closed for more than five years and is now producing silicon metal in both of its furnaces. Selma had been idled since April 2009 and we expect it to be operating at capacity by the end of February.

•	We closed two major transactions with Dow Corning on November 4, 2009 that provided us with $175.0 million of gross cash proceeds (approximately $135.0 million of net cash proceeds) to fund acquisitions and other growth initiatives. As a result of the transactions, our second quarter includes a net after tax gain of $14.0 million ($75.0 million of gross proceeds less our cost basis, taxes and transaction fees from the sale of our Brazilian plant) and our balance sheet includes additional paid-in capital and non-controlling interest of $69.0 million ($100.0 million of gross proceeds less taxes and transaction fees as a result of the formation of a joint venture with Dow Corning, which we control and consolidate).
The Company posted second quarter net income attributable to GSM of $18.5 million, or $0.25 a diluted share, compared to net income of $8.4 million or $0.12 per diluted share in our first quarter of 2010 and a $61.5 million net loss, or $0.97 a diluted share, in the second quarter of last year. Diluted earnings per share on a comparable basis were as follows:

	FY 2010		FY 2009
	Second Quarter	First Quarter	Second Quarter

Reported Diluted EPS	$0.25	0.12	(0.97)
Goodwill impairment	—	—	1.03
Gain on sale of Brazil	(0.19)	—	—
Write-off of deferred IPO offering costs	—	—	0.02
Niagara Falls and Selma startup costs	0.03	—	—
Inventory write-downs and fixed asset impairment	0.01	—	0.05

Diluted EPS, excluding above items	$0.10	0.12	0.13

Second quarter results benefited from a $14.0 million after tax gain on the sale of our Brazilian plant and were negatively impacted by $2.4 million of after tax start-up costs for the Niagara Falls, NY and Selma, AL plants and a $0.7 million after tax impairment charge on certain furnaces at our electrode plant in China, which in total increased diluted earnings per share by $0.15.

Shipments in the second quarter increased 11% from the preceding quarter as a result of stronger demand from our end markets. Our average selling price declined by 5% from the preceding quarter, with a 3% decline in silicon metal and an 8% decline in silicon-based alloys. Adjusting for the material provided to Dow Corning under the joint venture our average silicon metal price actually increased 1%. The decline in the average selling price of silicon-based alloys is primarily a result of an 8% increase in overall silicon-based alloy shipments in the second quarter coming mostly from additional standard grade ferrosilicon which is our lowest priced alloy.
Second quarter EBITDA was $37.0 million, compared to $19.9 million in our first quarter and a $56.9 million loss in the second quarter of last year. EBITDA on a comparable basis was as follows:

	FY 2010		FY 2009
	Second Quarter	First Quarter	Second Quarter

Reported EBITDA	$37,039	19,919	(56,891)
Goodwill impairment	—	—	69,560
Gain on sale of Brazil	(23,368)	461	—
Write-off of deferred IPO offering costs	—	—	2,527
Niagara Falls and Selma startup costs	3,892	—	—
Inventory write-downs and fixed asset impairment	685	(68)	3,461

EBITDA, excluding above items	$18,248	20,312	18,657

For the first half of fiscal 2010 the Company posted net income attributable to GSM of $27.0 million, or $0.37 a diluted share, compared to a net loss of $44.6 million or $0.70 per diluted share in the first half of fiscal 2009. Last year’s results included an after tax impairment charge of $65.2 million. EBITDA for the first half of fiscal 2010 was $57.0 million, compared to a loss of $24.6 million in the first half of fiscal 2009.
We expect volumes to improve as output from our Niagara Falls, NY and Selma, AL plants more than make up for the lost capacity from the sale of our Brazilian plant. In our fiscal third quarter we expect the average selling price of silicon metal to be somewhat lower than the second quarter as a result of material shipped under the joint venture and the expiration of a small volume of above-market calendar 2009 contracts. As demand increases we would expect spot prices for silicon metal and silicon-based alloys to improve.
Capital expenditures were $5.7 million in the second quarter. We expect a modest increase in capital expenditures in our third quarter to support the reopening of the Selma plant.
Cash and cash equivalents totalled $252.2 million at December 31, 2009, which included approximately $160.0 million of net cash proceeds from the Dow Corning transactions, with a tax payment of approximately $30.0 million still due to be paid in our third quarter. Accounts receivable and inventories declined by 5% each from September 30, 2009 to December 31, 2009 as a result of the sale of our Brazilian plant, partially offset by the start-up of Niagara Falls. Accounts payable increased 43% from September 30, 2009 to December 31, 2009 largely from the amounts due to Dow Corning for shipments to our retained Brazilian customers.

Globe CEO Jeff Bradley commented: “Improving trends in our end markets led us to reopen our Niagara Falls, NY and Selma, AL plants. We are optimistic that the demand increases we are seeing from the chemical, aluminum, steel and solar industries will continue. Spot prices are also strengthening as demand increases.” Bradley continued, “We expect calendar 2010 to be a very solid year.”
Conference Call
Globe will review first quarter results during its quarterly conference call tomorrow, February 12, 2010, at 9:00 a.m. Eastern Time. The dial-in number for the call is 888-778-9052. International callers should dial 913-312-1471. Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the February 12, 2010 Conference Call link to access the call.
About Globe Specialty Metals
Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.
Forward-Looking Statements
This release may contain ''forward-looking statements’’ within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,’’ ''intends,’’ ''plans,’’ ''seeks,’’ ''believes,’’ ''estimates,’’ ''expects’’ and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the “Company”) regarding its business, financial condition, the economy and other future conditions.
Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.
Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.
EBITDA
EBITDA is a non-GAAP measure.
We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income (loss) is provided in the attached financial statements.
Source: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.comGlobe Specialty Metals, Inc.
Or
Jeff Bradley, 212-798-8122
Chief Executive Officer
Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,	June 30,
	2009	2009	2009
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$252,231	114,020	61,876
Accounts receivable, net of allowance for doubtful accounts	36,673	38,513	24,094
Inventories	54,508	57,283	67,394
Prepaid expenses and other current assets	12,123	19,996	24,675

Total current assets	355,535	229,812	178,039
Property, plant, and equipment, net	188,803	215,353	217,507
Goodwill	51,836	51,835	51,828
Other intangible assets	477	967	1,231
Investments in unconsolidated affiliates	8,171	7,910	7,928
Deferred tax assets	49	1,737	1,598
Other assets	2,284	14,203	15,149

Total assets	$607,155	521,817	473,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,505	25,585	21,341
Current portion of long-term debt	9,641	18,906	16,561
Short-term debt	14,013	7,628	6,688
Accrued expenses and other current liabilities	58,974	49,787	46,725

Total current liabilities	119,133	101,906	91,315
Long-term liabilities:
Long-term debt	12,730	28,854	36,364
Deferred tax liabilities	14,549	18,890	18,890
Other long-term liabilities	14,782	16,108	15,359

Total liabilities	161,194	165,758	161,928

Stockholders’ equity:
Common stock	7	7	7
Additional paid-in capital	384,404	339,923	303,364
Retained earnings	31,636	13,102	4,660
Accumulated other comprehensive loss	(3,676)	(3,666)	(3,644)
Treasury stock at cost	(4)	(4)	(4)

Total Globe Specialty Metals, Inc. stockholders’ equity	412,367	349,362	304,383
Noncontrolling interest	33,594	6,697	6,969

Total stockholders’ equity	445,961	356,059	311,352

Total liabilities and stockholders’ equity	$607,155	521,817	473,280

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$108,278	105,458	119,307	213,736	268,464
Cost of goods sold	87,974	79,978	91,957	167,952	199,095
Selling, general, and administrative expenses	13,142	12,723	19,668	25,865	33,700
Research and development	77	38	283	115	876
Restructuring charges	(13)	(68)	—	(81)	—
Gain on sale of business	(23,368)	461	—	(22,907)	—
Goodwill and intangible asset impairment	—	—	69,560	—	69,560

Operating income (loss)	30,466	12,326	(62,161)	42,792	(34,767)
Other income (expense):
Interest income	65	136	150	201	553
Interest expense, net of capitalized interest	(1,101)	(1,318)	(2,118)	(2,419)	(4,169)
Foreign exchange gain (loss)	871	2,415	(2,117)	3,286	(3,426)
Other income (loss)	199	(7)	662	192	1,506

Income (loss) before provision for (benefit from) income taxes	30,500	13,552	(65,584)	44,052	(40,303)
Provision for (benefit from) income taxes	12,568	5,383	(2,328)	17,951	6,374

Net income (loss)	17,932	8,169	(63,256)	26,101	(46,677)
Losses attributable to noncontrolling interest, net of tax	602	273	1,735	875	2,121

Net income (loss) attributable to Globe Specialty Metals, Inc.	$18,534	8,442	(61,521)	26,976	(44,556)

Weighted average shares outstanding:
Basic	74,314	71,115	63,455	72,710	63,296
Diluted	75,154	72,543	63,455	73,844	63,296
Earnings (loss) per common share:
Basic	$0.25	0.12	(0.97)	0.37	(0.70)
Diluted	0.25	0.12	(0.97)	0.37	(0.70)

EBITDA:
Net income (loss) attributable to Globe Specialty Metals, Inc.	$18,534	8,442	(61,521)	26,976	(44,556)
Provision for (benefit from) income taxes	12,568	5,383	(2,328)	17,951	6,374
Net interest expense	1,036	1,182	1,968	2,218	3,616
Depreciation and amortization	4,901	4,912	4,990	9,813	9,933

EBITDA	$37,039	19,919	(56,891)	56,958	(24,633)

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net income (loss)	$17,932	8,169	(63,256)	26,101	(46,677)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,901	4,912	4,990	9,813	9,933
Share-based compensation	1,476	1,755	791	3,231	3,196
Gain on sale of business	(23,348)	461	—	(22,907)	—
Goodwill and intangible asset impairment	—	—	69,560	—	69,560
Deferred taxes	(19)	(55)	(5,131)	(74)	(4,548)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,614)	(14,465)	12,805	(17,079)	13,061
Inventories	(6,821)	9,805	(4,809)	2,984	(12,147)
Prepaid expenses and other current assets	5,221	4,192	932	9,413	(2,882)
Accounts payable	16,263	5,353	(7,616)	21,616	(8,446)
Accrued expenses and other current liabilities	(19,507)	2,224	(4,433)	(17,283)	(1,047)
Other	572	2,374	4,223	2,946	4,180

Net cash (used in) provided by operating activities	(5,964)	24,725	8,056	18,761	24,183

Cash flows from investing activities:
Capital expenditures	(5,660)	(4,255)	(20,537)	(9,915)	(34,754)
Sale of business and noncontrolling interest	158,445	—	—	158,445	—
Held-to-maturity treasury securities	—	—	—	—	2,987
Other investing activities	(4,685)	—	328	(4,685)	340

Net cash provided by (used in) investing activities	148,100	(4,255)	(20,209)	143,845	(31,427)

Cash flows from financing activities:
Proceeds from warrants exercised	1,287	—	—	1,287	833
Proceeds from UPOs exercised	210	—	—	210	—
Net payments of long-term debt	(11,391)	(5,167)	(4,366)	(16,558)	(4,704)
Net borrowings (payments) of short-term debt	6,384	940	1,147	7,324	(3,453)
Sale of common stock	—	36,456	1,570	36,456	1,570
Change in restricted cash	—	—	(3,580)	—	(3,580)
Other financing activities	(410)	(527)	(380)	(937)	(2,080)

Net cash (used in) provided by financing activities	(3,920)	31,702	(5,609)	27,782	(11,414)

Effect of exchange rate changes on cash and cash equivalents	(5)	(28)	(71)	(33)	(15)

Net increase (decrease) in cash and cash equivalents	138,211	52,144	(17,833)	190,355	(18,673)

Cash and cash equivalents at beginning of period	114,020	61,876	73,154	61,876	73,994

Cash and cash equivalents at end of period	$252,231	114,020	55,321	252,231	55,321

Supplemental disclosures of cash flow information:
Cash paid for interest	$729	990	1,091	1,719	4,285
Cash paid for income taxes, net of refunds	6,001	(2,397)	6,902	3,604	8,029

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Shipments in metric tons:
Silicon metal	28,759	25,962	28,674	54,721	61,809
Silicon-based alloys	15,749	14,110	15,605	29,859	37,731

Total shipments^	44,508	40,072	44,279	84,580	99,540

Average selling price ($/MT):
Silicon metal	$2,580	2,673	2,539	2,624	2,554
Silicon-based alloys	1,926	2,095	2,541	2,006	2,454

Total^	$2,348	2,470	2,540	2,406	2,516

Average selling price ($/lb.):
Silicon metal	$1.17	1.21	1.15	1.19	1.16
Silicon-based alloys	0.87	0.95	1.15	0.91	1.11

Total^	$1.07	1.12	1.15	1.09	1.14

^	Excludes by-products